Part IV
Item 14    Exhibit 11   Computation of Per Share Earnings
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                                  1996          1995            1994
PRIMARY
Net income                 $64,006,073   $53,537,199     $36,984,527
Preferred dividend
 requirement                19,842,834    18,129,144       7,933,704
                          ------------  ------------    ------------
Net income available for
 common                    $44,163,239   $35,408,085     $29,050,823
                          ------------  ------------    ------------
Average common shares
   outstanding              35,918,565    33,367,527      26,430,241

Primary earnings per share
 average                         $1.23         $1.06           $1.10
                          ------------  ------------   -------------
FULLY DILUTED:
Net income                 $64,006,073   $53,537,199     $36,984,527
Preferred dividend
 requirement                   242,000             -               -
                          ------------   -----------    -------------
Net income                 $63,764,073   $53,537,199      $36,984,527
                          ------------  ------------    -------------
Average convertible preferred
   shares                   10,658,838     9,744,051        6,132,041
Average common shares
   outstanding              35,918,565    33,367,527       26,430,241
                          ------------  ------------   --------------
Average fully diluted common
    shares outstanding      46,577,403    43,111,578       32,562,282
                          ------------  ------------   --------------
Fully diluted earnings
 per share                      $1.23*        $1.06*           $1.10*
                          ------------ -------------   --------------
*Actual computation is antidilutive.

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